Exhibit 19.2

BERRY CORPORATION (BRY)
COMPANY TRANSACTIONS POLICY
(Adopted as of March 10, 2025)
Berry Corporation (bry) (the “Company”) is subject to various restrictions, reporting requirements, and potential civil and criminal liabilities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended, with respect to purchases or sales of, or other transactions in, the Company’s securities. The Company’s the Board of Directors (the “Board”) has approved this Company Transaction Policy (the “Policy”) effective as of the date indicated above, to establish rules intended to help protect the Company’s reputation for integrity and ethical conduct.
All members of the Board, Executive Officers (as such persons are designated by the Board from time to time) of the Company, and employees of the Company should also adhere to the general prohibitions set forth in the Company’s Insider Trading Policy.
Statement of Policy
The Company will not engage in transactions in the Company’s equity securities (as defined in the Exchange Act while aware of Material, Non-Public Information (as defined in the Company’s Insider Trading Policy) relating to the Company or its securities, except for:
•transactions with plan participants (or their permitted assignees) pursuant to an equity-based compensation plan of the Company;
•transactions with holders of outstanding options, warrants, rights, convertible securities or other derivative securities that are issued by the Company and that result from the holder’s exercise, conversion or other election pursuant to the terms of the security or result from the Company’s exercise, notice of redemption or conversion, or other election made pursuant to the terms of the security;
•transactions made pursuant to written plans for transacting in the Company’s securities that, at the time adopted, conform to all of the requirements of Exchange Act Rule 10b5-1 as then in effect;
•transactions with counterparties who are at the time also aware of the Material, Non-Public Information or who acknowledge, agree or represent that they are aware that the Company may possess Material, Non-Public Information but are not relying on the disclosure or omission to disclose to them of any such information; or
•any other transaction expressly authorized by the Board or any committee thereof, or by the Company’s Executive Officers in consultation with the General Counsel.
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This document states a policy of the Company and is not intended to be regarded as the rendering of legal advice. If you have any questions regarding this Policy, please contact the General Counsel.

BERRY CORPORATION (BRY)
    COMPANY TRANSACTIONS POLICY
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